EXHIBIT 10.1
                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT is made and entered into as of the 25th day of June, 1997, by and between Stansbury Holdings Corporation, a Utah corporation (the "Company"), and James R. Hindman Ph.D. (the "Executive").

                             PRELIMINARY STATEMENTS:

         A. The Executive has been approveed by the Board of Directors (the "Board") as Vice President of the Company.

         B. The Executive is widely regarded as an international expert in the field of commercial vermiculite and possesses extensive knowledge of the vermiculite industry and the ability to apply this knowledge to the business and affairs of the Company, its policies, methods and personnel and industry.

         C. The Board recognizes that the Executive will contribute to the growth and success of the Company and desires to assure the Company of the Executive's employment and to compensate him therefor.

         D. The Board has determined that this Agreement will reinforce and encourage the Executive's attention and dedication to the Company.

         E. The Company acknowledges that the Executive possesses specific intellectual property and assets which are not to be included within the scope of this agreement. These include, but are not limited to, (i) proprietary information, ideas and concepts for new and improved vermiculite products and applications, conceived and considered as part of the Executive's business known as Vermiculite Technologies; (ii) proprietary information obtained, distributed, or documented in the Executive's publication Vermiculite Technology Newsletter; and (iii) interests and ownership positions in certain developmental companies including Resource Vermiculite LLC.

         F. The Executive is willing to make his services available to the Company on the terms and conditions hereinafter set forth.

                                   AGREEMENT:

         NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

         1. EMPLOYMENT

            1.1 GENERAL. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company, on the terms and subject to the conditions set forth herein.

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            1.2 DUTIES OF EXECUTIVE. During the term of this Agreement, the
Executive shall serve as the Vice President of the Company, shall diligently perform all services as may be assigned to him by the Board, and shall exercise such power and authority as may from time to time be delegated to him by the Board. The Executive shall devote at least twenty (20) hours per week of his time, energy and attention to the business and affairs of the Company, render such services to the best of his ability, and use his best efforts to promote the interests of the Company.

         2. TERM

            2.1 INITIAL TERM. The initial term of this Agreement and the employment of the Executive hereunder shall be for theperiod from the date hereof through December 31, 1997 (the "Initial Term"), unless sooner terminated in accordance with the terms and conditions hereof.

            2.2 RENEWAL TERMS. The Initial Term of this Agreement, and the employment of the Executive hereunder, may be renewed and extended for such period or periods as may be mutually agreed to by the Company and the Executive in a written supplement to this Agreement signed by the Executive and the Company (the "Written Supplement). If this Agreement is not so renewed and extended the employment of the Executive, hereunder, shall automatically terminate uon the expiration of the Initial Term.

         3. COMPENSATION

            3.1 BASE SALARY. The Executive shall receive a base salary at the following annual rates (the "Base Salary") during the Initial Term of this Agreement.

                 Period                 Base Salary
             6/1/97-12/31/97              $36,000

The Base Salary shall be payable in equal installments consistent with the Company's normal monthly payroll schedule, subject to applicable withholding and other taxes. If the term of this Agreement shall be renewed and extended as provided in Section 2.2 hereof, then during such renewal term of this employment hereunder the Executive shall be paid a base salary as set forth in the Written Supplement.

         3.2 INCENTIVE COMPENSATION--STOCK PARTICIPATION PROGRAM

             (a) In addition to the Base Salary, the Executive shall be entitled to receive as additional compensation (the "Incentive Compensation - Stock Participation Program") for the attainment of specific goals, as specific goals, as set forth in Exhibit "A" attached hereto, during the term of the Executive's employment hereunder, a total of 500,000 shares of the Company's common stock (the "Shares") to be issued in increments of 100,000 each upon the completion of each of the following criteria: (i) the execution of the employment agreement;
(ii) entering into an agreement directly with the claim owners or through Resource Vermiculite LLC which will allow Stansbury immediate access to the mine and mill for the production of vermiculite concentrates; (iii) commencement of production from the Elk Gulch mine and mill by Stansbury Holdings, with

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"production" being defined as the mining and milling of vermiculite ore to produce sufficient concentrated and sized vermiculite to be marketed in truck load and rail car load quantities; (iv) entering into an agreement with the HPS claim owners which will allow for the long term access to the Elk Gulch mine and mill; and (v) the successful modification of mill circuitry to allow for a potential mill production capacity of 25,000 tons per year based on a full year production schedule.

             (b) For purposes of this Agreement, the Shares (Incentive Compensation) shall be deemed earned by the Executive as of the completion dates of tasks (i) through (v) in Section 3.2(a), all of such being Shares duly authorized, validly issued, fully paid and non-assessable. The Company agrees to register the Shares within a period of 90 days subsequent to the date the Shares are so issued. The Company further agrees to remain in good standing pursuant to
Section 12(g) of the Securities Exchange Act of 1934, and to keep all reports and filings required to be made with the Securities and Exchange Commission current. Any termination of this Agreement by the Company prior to the expiration of its stated term as provided in paragraph 2 hereof shall not affect or in any way impair the Executive's right (or those of his transferees to sell or otherwise dispose of such Shares.

             (c) The Company shall permit the Executive or his designated representative, on reasonable advance notice, form time to time to review the Company's books and records relevant to the calculation of the Incentive Compensation. The Executive shall bear the entire cost of such review.

         4. EXPENSE REIMBURSEMENT AND OTHER BENEFITS

            4.1 EXPENSE REIMBURSEMENT. The Executive shall be entitled to reimbursement by the Company for all reasonable business expenses incurred by him in connection with the performance of his duties hereunder, provided, however, that such entitlement is conditioned upon the Executive providing the Company with appropriate documentation of such expenses in accordance with Company policy.

            4.2 OTHER BENEFITS. The Executive shall be entitled to participate in all medical, hospitalization, disability and group life insurance plans, and any and all other employee benefit plans, as are presently and hereafter provided by the Company to its executives. The Executive shall be entitled to four weeks paid vacation per year in accordance with the Company's prevailing policy for its executives; provided, however, that in no event may a vacation be taken when to do so could reasonably be expected to materially and adversely affect the Company's business and unused vacation time shall not be carried over to any subsequent year. Notwithstanding the foregoing, the Executive shall be entitled to employee benefits which are no less favorable than those currently provided to him by the Company.

            4.3 WORKING FACILITIES. The Company shall utilize the Executive's existing office, secretarial help and other facilities and services currently available to him; the Company shall not be required to provide rent, additional staff wages or utilities at this time. It is contemplated that as the Company moves from the developmental stage to an operation phase (defined as the

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commencement of vermiculite mining and milling to produce saleable product), existing facilities will change and the Company will assume the expense thereof.

         5. TERMINATION

            5.l TERMINATION FOR CAUSE. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder for Cause (as hereinafter defined). For purposes of this Agreement, the term "Cause" shall mean (a) a willful breach by the Executive of any of the material terms or provisions of this Agreement, (b) the conviction of the Executive of a felony, (c) commission by the Executive of an act or acts involving fraud, embezzlement, misappropriation, theft, breach of fiduciary duty or dishonesty against the property or personnel of the Company, or (d) willful or reckless conduct by the Executive which the Board in good faith determines could reasonably be expected to have a material adverse effect on the business, assets, properties, results of operations, financial condition or prospects of the Company. Upon any termination pursuant to this Section 5.1, the Executive shall be entitled to be paid any unpaid amounts of his Base Salary or $72,000 per year, whichever is greater, which accrued through the date of termination and the Company shall have no further liability under this Agreement (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Section 4.1).

            5.2 DISABILITY. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder, if the Executive shall, as the result of mental or physical incapacity, illness or disability, become unable to perform his duties hereunder for in excess of 60 consecutive calendar days or 90 calendar days in any 12-month period. Upon any termination pursuant to this Section 5.2, (a) the Company shall pay to the Executive (i) immediately any unpaid amounts of his Base Salary or $72,000 per year, whichever is greater, accrued through the effective date of termination, plus (ii) in accordance with Section 3.2 (b), an amount earned through the date of termination but unpaid pursuant to the Incentive Compensation - Stock Participation Program, and (b) the Company shall have no further liability under this Agreement (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1).

            5.3 DEATH. In the event of the death of the Executive during the term of this employment hereunder, (a) the Company shall pay to the deceased Executive's designated beneficiary, or, if no beneficiary has been designated, the deceased Executive's estate (i) immediately any unpaid amounts of his Base Salary accrued through the effective date of termination, plus (ii) in accordance with Section 3.2 (b), an amount earned through the date of termination but unpaid pursuant to the Incentive Compensation - Stock Participation Program, and (b) the Company shall have no further liability under this Agreement (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1).

            5.4 TERMINATION WITHOUT CAUSE. Effective at any time at least one year after the commencement of the Executive's employment hereunder, the Company shall have the right to terminate the Executive's employment hereunder without cause upon at least 90 days' prior

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written notice to the Executive; provided, however, that the Company shall pay to the Executive (i) on the effective date of termination specified in the notice any unpaid Base Salary accrued through the effective date of termination,
(ii) if the Company has selected a Non-competition Period (as defined in Section 6.1) in its notice of termination, his then-effective Base Salary or $72,000 per year, whichever is greater, in equal installments consistent with the Company's normal payroll practices, from such termination date until the end of the Non-competition Period, and (iii) in accordance with Section 3.2 (b), an amount earned through the date of termination but unpaid pursuant to the incentive Compensation - Stock Participation Program, and (b) the Company shall have no further liability under this Agreement (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1).

            5.5 TERMINATION BY THE EXECUTIVE. Effective at any time at least one year after the commencement of the Executive's employment hereunder, the Executive shall have the right to terminate his employment hereunder upon at least 90 days' prior written notice to the Company. In the event of such termination, the Company shall pay to the Executive (i) on the effective date of termination specified in the notice any unpaid Base Salary accrued through the effective date of termination, plus (ii) in accordance with Section 3.2 (b), an amount earned through the date of termination but unpaid pursuant to the Incentive Compensation - Stock Participation Program, and (b) the Companny shall have no further liability under this Agreement (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1).

            5.6 EXPIRATION OF INITIAL TERM AND NON-COMPETITION PERIOD. In the event that the Executive's employment hereunder is terminated by reason of the expiration of the initial Term, the Company may, pursuant to written notice to the Executive given at least 90 days prior to the expiration of the Initial Term, require the Executive to submit to a Non-competition Period of up to one year, in which case the Company shall continue to pay to the Executive his then-effective Base Salary or $72,000 per year, whichever is greater, fiom the expiration of the Initial Term until the end of the Non-competition Period, in equal installments consistent with the Company's normal payroll practices. Upon such expiration and receipt of such payments described in the preceding sentence, together with the payment of any unpaid amounts pursuant to the Incentive Compensation - Stock Participation Program through the expiration of the Initial Term, the Company shall have no further liability under this Agreement (other than for reimbursement for reasonable business expenses incurred prior to the date of expiration, subject, however, to the provisions of
Section 4.1).

         6. RESTRICTIVE COVENANTS

            6.1 NON-COMPETITION. While employed by the Company and during the Non-competition Period (as hereinafter defined) and with the exception(s) specified in Section E of the Preliminary Statements, the Executive shall not, directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation or business or any other person or entity other than the Company, its subsidiaries or affiliates (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) unless the Executive

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receives appropriate written authorization from the Company allowing such interest or employment, and that directly or indirectly engages in the manufacture, import, design, merchandising and/or marketing of products competitive with the products then offered for sale by the Company anywhere the Company's products are then offered for sale (as may reasonably be determined by the Company to be the appropriate geographical market(s) for such products); provided, however, that nothing contained herein shall be deemed to prevent or restrict the Executive from owning up to 4.9% of the shares of any class of capital stock of any corporation whose shares are listed on a national securities exchange or are regularly traded in the over-the-counter market; provided further that the Executive does not actively participate or engage in the conduct of the business of any such other corporation. For purposes of this
Section 6.1, the term "Non-competition Period" shall mean (a) in the event the Executive's employment is terminated pursuant to Section 5.2, 5.4 or 5.6, the non-competition period, if any, selected by the Company in its notice to the Executive, which period may not exceed one year following the effective date of such termination, (b) in the event the Executive's employment is terminated pursuant to Section 5.5, the period beginning on the effective date of such termination and ending one year thereafter, or (c) in the event the Executive's employment hereunder is terminated pursuant to Section 5.1 a period of two years following the date his employment is terminated. The Company specifically acknowledges exceptions of those interests disclosed by employee in Section E of the Preliminary Statements.

             6.2 NONDISCLOSURE. The Executive shall not divulge, communicate, or use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any confidential information pertaining to the business of the Company. For purposes hereof, "confidential information" means information, including but not limited to, technical or non-technical data, a formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, or list of actual or potential customers or suppliers, that (i) is sufficiently secret to derive economic value, actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that re reasonable under the circumstances to maintain its secrecy or confidentiality. Any confidential information now known which was provided by the Company or hereafter acquired by the Executive with respect to the business of the Company shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and the Executive shall remain a fiduciary to the Company with respect to all of such information.

             6.3 NON-SOLICITATION OF EMPLOYEES AND CUSTOMERS. While employed by the Company and for two years following the termination of his employment for any reason, the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of one year.

             6.4 BOOKS AND RECORDS. All books, records and accounts relating in any manner to the business, customers, suppliers or clients of the Company and all other documents, disks, sftware or other items containing confidential information relating to the Company, whether

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prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and shall be returned immediately, together with any copies, to the Company on termination of the Executive's employment hereunder or on the Company's request at any time.

         7. INJUNCTION. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in
Section 6 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Section 6 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

         8. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Montana.

         9. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between and among the Executive and the Company (or any of their affiliates) with respect to such subject matter. Except for the obligation to pay any accrued but unpaid salary and expense reimbursements in the ordinary course of business due the Executive, all such prior agreements, understandings and arrangements for the provision of services by the Executive to the Company and/or any of its affiliates and the compensation of the Executive in any form shall automatically terminate upon the execution of this Agreement, and each party shall thereupon and thereby, without any further action, release and forever discharge the other (and the other's affiliates) from any and all liabilities and obligations of any nature arising out of or in connection with any and all such prior agreements, understandings or arrangements. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

         10. NOTICES. Any notice required or permitted to be given hereunder shall be deemed given when delivered by hand, by facsimile or three business days after being deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid (i) if to the Company, to the address of its principal offices in Virginia Beach, Virginia, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party hereto may from time to time give notice of to the other.

         11. BENEFITS: BINDING EFFECT. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representative, legal representatives, successors and, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise, provided, however, that under no circumstances may the Executive delegate his employment obligations hereunder or any portion thereof.

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         12. SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not effect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clause or sections contained in this Agreement shall be declared invalid, this Agreement, shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

         13. WAIVER. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

         14. DAMAGES: PREVAILING PARTY. Nothing construed herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. If there is any legal action or proceeding to enforce or interpret any provision of this Agreement or to enforce or interpret any provision of this Agreement or to protect or establish any right or remedy of any party, the nonprevailing party to such action or proceeding shall pay to the prevailing party all costs and expenses, including reasonable attorneys' fees and costs, incurred by such prevailing party in such action or proceeding, in enforcing its judgment, and in connection with any appeal from such judgment. Reasonable attorneys' fees and costs incurred in enforcing any judgment or in connection with any appeal shall be recoverable separately from and in addition to any other amount included in such judgment. The prevailing party's rights under this Section 14 shall not merge into any judgment and shall survive until all such fees and costs have been paid. The parties consent and agree to submit to the exclusive jurisdiction of the courts located in Beaverhead County, Montana, with respect to any litigation arising hereunder, and each party hereby waives any objection it might have to venue in any such court.

         15. SECTION HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this agreement.

         16. NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

         17. SUBSIDIARIES. All references to the "Company" in this Agreement, including but not limited to those in Section 6, shall be deemed to include any and all of the Company's direct and indirect subsidiaries to the extent the context may require.

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         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                   (COMPANY)

                                   STANSBURY HOLDINGS CORPORATION

                                   By:
                                      ----------------------------------------
                                      Dr. Martin Peskin




                                   (EXECUTIVE)


                                   -------------------------------------------
                                   James R. Hindman, Ph.D.

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                                    EXHIBIT A

              INCENTIVE COMPENSATION - STOCK PARTICIPATION PROGRAM

         In addition to the Base Salary, the Executive shall be entitled to receive additional compensation; a total of 500,000 shares to be issued in increments of 100,000 each upon the following completion of each of the following goals, i.e., (i) the execution of the employment agreement; (ii) entering into an agreement directly with the claim owners or through Resource Vermiculite LLC which will allow Stansbury immediate access tothe mine and mill for the production of vermiculite concentrates with "production" being defined as the mining and milling of vermiculite ore to produce sufficient concentrated and sized vermiculite to be marketed in truck load and rail car load quantities;
(iii) commencement of production from the Elk Gulch mine and mill by Stansbury Holdings; (iv) entering into an agreement with the HPS claim owners for which will allow for the long term access to the Elk Gulch mine and mill; and (v) the successful modification of mill circuitry to allow for a potential mill production capacity of 25,000 tons per year based on a normal yearly production schedule.

         For purposes of this Agreement, the Shares (Incentive Compensation) shall be deemed earned by the Executive as of the date issued, all of such being Shares duly athorized, validly issued, fully paid and non-assessable. The Company agrees to register the Shares within a period of 90 days subsequent to the date the shares are so issued. The Company further agrees to remain in good standing pursuant to Section 12(g) of the Securities Exchange Act of 1934, and to keep all reports and filings required to be made with the Securities and Exchange Commission current. Any termination of this Agreement by the Company prior to the expiration of its stated term as provided in paragraph 2 hereof shall not affect or in any way impair the Executive's right (or those of his transferees) to sell or otherwise dispose of such Shares.

         The Company shall permit the Executive or his designated representative, on a reasonable advance notice, from time to time to review the Company's books and records relevant to the calculation of the Incentive Compensation. The Executive shall bear the entire cost of such a review.

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